Exhibit 14.1

Code of Conduct
for all personnel of
Aebi Schmidt Holding AG and its subsidiaries
(the “Aebi Schmidt Group”)
Effective 1 July 2025

1.	Area of Application

This Code of Conduct (the “Code”) summarizes the most important corporate principles and norms of the Aebi Schmidt Group with which its directors, officers and employees (Aebi Schmidt’s “personnel”) must be familiar. This Code must be provided to, and applies to, all personnel of the Aebi Schmidt Group, as well as within affiliated companies in which the Aebi Schmidt Group indirectly holds more than a 50% share. In the case of a minority interest, the Aebi Schmidt Group seeks to work towards compliance with comparable requirements wherever possible.

Each director, officer, and employee must confirm in writing in the form of a Compliance Letter that the behaviors and prohibitions set out in the Code are understood and respected.

The Code doesn’t create an employment contract with Aebi Schmidt personnel or create legal rights. It’s a guideline to conducting business honestly and ethically. The principles in the Code are supported by more detailed policies, including employee handbooks.

2.	Fair and Respectful Workplace

The Aebi Schmidt Group believes in the rights of others. No one should be bullied, harassed, and discriminated against, and all personnel must respect the rights and the national and cultural differences of all individuals with whom they come into contact.

The declared goal of the Aebi Schmidt Group is to not discriminate against any director, officer, employee, job applicant, or business partner based on that individual’s age, race, religion, skin color, gender, disability, nationality, parentage, marital status, sexual orientation, or any other protected characteristic. The Aebi Schmidt Group will not tolerate any type of harassment, physical or verbal, against directors, officers, employees or business partners.
The Aebi Schmidt Group promotes equal opportunities for all employees in the workplace. Every decision is based on merit, qualifications, abilities, and experience.

The Aebi Schmidt Group complies with all labor and employment laws and regulations and has zero tolerance for child labor, forced labor, or human trafficking.

3.	Honest Conduct

All personnel of the Aebi Schmidt Group are required to act with honesty, integrity, and transparency in all business dealings. Honesty requires being truthful, sincere, and forthright in communications and actions. This includes avoiding deceit, subordination of principles, or any intentional misrepresentation of facts.

To fulfill this commitment to honest conduct:

•	All personnel must avoid cheating, stealing, lying, or intentionally misleading others by omission or half-truths.
•	Personnel must not knowingly make any misleading statements or engage in improper practices in dealings with customers, suppliers, competitors, or other stakeholders.
•	All business interactions must reflect fairness and respect for others while adhering to the highest ethical standards.

The Aebi Schmidt Group expects all personnel to uphold these principles in every aspect of their work to foster trust and accountability within the organization and with external stakeholders.

4.	Principles in the Business Environment

4.1.	Compliance with Legal Regulations

Due to the international environment in which the Aebi Schmidt Group operates, the Aebi Schmidt Group is subject to numerous national and supranational legislation. The business affairs and business processes of the Aebi Schmidt Group must be handled in ways that comply with all applicable laws, commitments entered into voluntarily, and other binding provisions within the scope of which business is conducted. Personnel must also comply with all applicable legal regulations.

4.2.	Accepting Gifts and Invitations

Gifts, favors and invitations must not be given or accepted if:

•	The normal scope or the locally customary value is exceeded.
•	They have an inappropriately high value and could be considered or understood as a bribe.
•	The applicable laws or ethical principles of the Aebi Schmidt Group are violated.
•	They concern money or other financial benefits from third parties such as loans, securities, or commissions.

If in doubt, consult your manager, if applicable, or the Aebi Schmidt Group compliance officer (the “Compliance Officer”), whose name and contact information are listed in Annex 1.

4.3.	Corruption

The Aebi Schmidt Group is committed to complying with all applicable anti-corruption laws, including those prohibiting bribery or attempted bribery with cash or valuable objects.

Personnel must report to their manager, if applicable, or the Compliance Officer:

•	Requests for acts of corruption from business partners; or
•	Circumstances with indications of corruption.

Any additional agreements or amendments to existing contracts with third parties must be documented in writing.

4.4.	Fair Competition

A fundamental principle of the Aebi Schmidt Group’s corporate policy is that all personnel act in accordance with national and international competition laws.
The provisions on unfair competition and antitrust laws prohibit agreements and acts that may restrict competition or inhibit trade. It is prohibited to enter into agreements with competitors to establish or control prices, to boycott certain suppliers or customers, to divide customers and markets or to restrict the production or sale of products.

Personnel must take particular care to ensure that activities undertaken with representatives of other companies cannot be regarded or interpreted as infringing on competition law.

4.5.	Conflict of interest

The personal activities of personnel must not conflict with the interests of the Aebi Schmidt Group. There is a conflict of interest if a personal interest exists when making a business decision.

Financial investments in a competitor, customer or supplier must be approved by a manager. If these already exist upon entering the employment relationship, they must be disclosed. This also applies to donations and inheritance.

5.	Political Involvement and Donations

Donations to political parties, affiliated organizations, candidates for or holders of government offices in the form of money, material assets or services of the Aebi Schmidt Group require the approval of the board of directors of the Aebi Schmidt Group (the “Board”). The Aebi Schmidt Group may not require any personnel, directly or indirectly, to make political donations or to support a political party or a person’s candidacy for political office.

Holding political party events or other political activities on company premises is prohibited.

Political mandates must be reported to the Compliance Officer if they might have a media impact or affect the legitimate interests of the Aebi Schmidt Group.

6.	Handling Personal Information and Data

6.1.	Confidential Information

All information that has not been made publicly available is confidential and must not be disclosed to unauthorized third parties either during or after any director’s, officer’s or employee’s relationship with the Aebi Schmidt Group, including but not limited for personal gain, for the benefit of third parties or to the detriment of the Aebi Schmidt Group. Personnel are obliged to actively protect confidential data against access by third parties in accordance with the existing guidelines set forth in the IT-Security Policy.

6.2.	Data protection

In accordance with international and national data protection laws, the personal data of employees of the Aebi Schmidt Group are processed only to the extent necessary for the employment relationship. The unauthorized collection, processing or sharing of personal data of personnel or business partners is prohibited. The Aebi Schmidt Group Global Privacy Policy set forth at https://www.aebi-schmidt.com/en/legal/privacy-policy/ and all other internal data protection regulations and procedures of the Aebi Schmidt Group must be observed.

6.3.	IT Security

The worldwide electronic exchange of information and the general use of IT systems are important prerequisites for the effectiveness of Aebi Schmidt Group personnel and overall business success.

Effective precautions against IT risks, including the loss, theft or undetected modification of information, are the responsibility of each director, officer and employee. All other internal IT security regulations and procedures of the Aebi Schmidt Group must be observed.
7.	Protection and Use of Company Assets

All personnel are responsible for the protection of the material and intangible assets of the Aebi Schmidt Group within their fields of activity and are required to handle resources that are the property of the Aebi Schmidt Group responsibly.

The use of resources belonging to the Aebi Schmidt Group for private and/or self-serving purposes is generally forbidden and requires approval by a manager. These guidelines must be followed, particularly when using telephones, computers (e.g. installing third-party software), the internet and email.

8.	Report Integrity

All personnel are required to accurately keep business records and follow financial, operational, and compliance controls and procedures.

All public financial disclosures will be prepared completely and timely to maintain shareholders’ trust in the Aebi Schmidt Group.

The financial documents, environmental and safety reports as well as other documents of the Aebi Schmidt Group must accurately reflect the relevant facts. Illegal practices related to these financial records and other reports are not tolerated within the Aebi Schmidt Group.

The declared corporate policy of the Aebi Schmidt Group is to ensure that information and documents submitted to government and administrative authorities as well as stakeholders and the general public correspond to the best of our knowledge.

9.	Insider Trading

The Aebi Schmidt Group believes in trading fairly in financial markets and never uses or shares material or non-public information about the Aebi Schmidt Group for trading purposes.

We believe in fostering trust in the marketplace and ensuring equal access to information. Everyone should have a fair chance to invest in Aebi Schmidt Group and any other public company. We are committed to protecting information that is entrusted to us, especially material, non-public information about the Aebi Schmidt Group or another public company.

As an employee, you may have access to “inside” information about Aebi Schmidt Group or another public company. “Inside” information is material and non-public. You can’t use inside information to buy or sell the stock of a public company, like the Aebi Schmidt Group.

•	“Material” means it could affect the price of the company’s stock.
•	“Non-public” means the public doesn’t know about it yet.
•
Inside information can include financial earnings or losses, potential mergers or acquisitions, significant transactions or business deals, changes in executive leadership, or new projects or products.

•	Don’t use inside information to buy or sell the stock of Aebi Schmidt Group or another public company. That would be “insider trading.” It’s illegal.
•	Don’t give “tips” to others, like family and friends, about inside information so they can invest. This could lead to serious legal consequences for you and the other person.
•	Protect material, non-public information from disclosure.

Any violation of these rules and prohibitions may result in legal consequences, including criminal prosecution and disciplinary action.

If in doubt regarding the handling of insider information, consult your manager, if applicable, or the Compliance Officer.

10.	Communication

Communication with the media as well as the issuance of official statements is only performed by the individuals in the Aebi Schmidt Group who are explicitly authorized. Any communication must be made in a truthful and reliable manner to maintain sustainable relationships with stakeholders, customers, suppliers, business partners, the media and the communities in which we operate.
11.	Environmental Protection and Sustainability, Safety, and Health

Environmental protection and sustainability, safety, and healthcare vital for the continued development and growth of the value of the Aebi Schmidt Group, the health and safety of personnel and the long-term protection of natural resources.

We are committed to providing a safe workplace, eliminating preventable accidents, and providing appropriate health and safety trainings.

We have zero tolerance for any threats of harm against our personnel or our property. We take workplace safety seriously.

We encourage our personnel to report safety concerns and follow any safety instructions, standards, and requirements. Employees are required to wear protective equipment.

Working under the influence of drugs and alcohol can impair one’s judgement, creates an unacceptable safety risk, and is strictly prohibited.

Weapons are strictly prohibited, and we only make limited exceptions as required by law.

12.	Quality and Continuous Improvement

The Aebi Schmidt Group is committed to delivering safe, high-quality products and services and creating a culture of continuous improvement. The quality and safety of the Aebi Schmidt Group’s products and services is essential. Quality isn’t determined by the Aebi Schmidt Group alone – it is also determined by the Aebi Schmidt Group’s customers. As long as the Aebi Schmidt Group delivers safe, high-quality products and services, customers will have confidence which ensures long-term success.

This means employees must:

•	Listen to customers and measure performance and successes.
•	Continuously strive to exceed the quality expectations of customers.
•	Only supply safe and high-quality products and services.
•	Commit to excellence in all quality processes, systems, standards, and tools.
•	Protect the integrity of the products and services by avoiding unauthorized deviations.
•	Commit to a culture of zero defects.

13.	International Trade, Export, and Terrorism Control

The Aebi Schmidt Group complies with all national, multinational and supranational trade regulations, including customs regulations and all applicable export control laws, sanctions, and embargoes regarding products, technology and data.

When assessing unlisted “dual-use goods” that can be used in both the civilian and military sectors, it is not the goods but their use by the end customer that is significant. In the event of uncertainty regarding the intended use of the exported goods, the Aebi Schmidt Group shall not deliver the goods.

The Aebi Schmidt Group supports all efforts of the international community to prevent the production and further distribution of chemical, biological, and nuclear weapons as well as suitable delivery systems. The Aebi Schmidt Group  supports the efforts to stop international terrorism.

14.	Implementing the Code of Conduct

14.1.	Responsibilities

The Compliance Officer is responsible for the implementation of the Code across the Aebi Schmidt Group. The Compliance Officer ensures that all issues raised are handled in an unbiased and objective manner. In this role, the Compliance Officer reports directly to the Chairperson of the Board; however, the Compliance Officer nonetheless has a duty to exercise independent judgment in performing duties as Compliance Officer, and the Chairperson of the Board has a duty not to exercise undue influence or pressure on the Compliance Officer’s decisions. The Compliance Officer is available to all personnel as a contact person, both to answer questions and as a consultant with regard to the Code. The Compliance Officer and other compliance personnel are required to observe absolute discretion. Speaking with the Compliance Officer will not have a negative impact on any personnel.
14.2.	Information and Monitoring Duty of Managers

All managers must check and ensure that their direct reports are aware of the contents of this Code. Managers should implement the Code themselves and lead others with exemplary behavior. Managers must also ensure that their employees comply with the Code and avoid deviations in their area of responsibility.

15.	Waivers

15.1.	Approval of Waivers

Any waiver of this Code for directors or executive officers may only be granted by the Board or a designated committee of the Board. Such waivers will be considered only in exceptional circumstances where they are deemed necessary and warranted to protect the legitimate interests of the Aebi Schmidt Group.

15.2.	Disclosure of Waivers

All waivers granted under this Section 15 must be disclosed within four business days through one or more of the following methods:

•	Filing a current report on Form 8-K with the Securities and Exchange Commission (SEC).
•	Distributing a press release.
•	Posting disclosure on the Aebi Schmidt Group’s official website in accordance with Item 5.05(c) of Form 8-K.

16.	Enforcement Mechanism

16.1.	Enforcement Responsibility

The Compliance Officer is responsible for ensuring prompt and consistent enforcement of this Code. They shall investigate reported violations impartially and take appropriate action in accordance with applicable laws and company policies.

16.2.	Reporting Violations

Personnel are encouraged to report any questionable behavior or suspected violations without fear of retaliation for making a report in good faith.

In order to determine whether a behavior is worth reporting, the following questions should be asked:

•	Is the activity legal?
•	Does the activity feel right?
•	Would a manager or family member approve of the activity?
•	Is the activity in line with the Code?

If the answer is “no” or “I do not know”, the behavior should be reported to one or more of the following:

•	The employee’s manager.
•	The Compliance Officer.

All reports will be treated confidentially to the extent permitted by law. Any retaliation or suspected retaliation should be reported immediately.

16.3.	Fair Process

The Aebi Schmidt Group is committed to ensuring a fair process for determining violations. Investigations will be conducted impartially, and individuals accused of violations will have an opportunity to present their case before any disciplinary action is taken.
16.4.	Disciplinary Measures

Violations of this Code may result in disciplinary action up to and including termination of employment or removal from office, subject to applicable laws and employment agreements.

17.	Accountability for Adherence

All personnel are accountable for adhering to this Code. Managers have an additional responsibility to ensure that their teams understand and comply with these standards.

18.	Amendments to the Code

This Code may be amended from time to time by resolution of the Board. Any material amendments will be disclosed publicly through one or more methods outlined in Section 15.2 within four business days.

Annex 1
Compliance Officer

Thomas Schenkirsch
thomas.schenkirsch@aebi-schmidt.com

Aebi Schmidt Holding AG
Leutschenbachstrasse 52
8050 Zurich
Switzerland
Tel.: +41 44 308 58 55